UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2017

INVENTRUST PROPERTIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51609 (Commission File Number)	34-2019608 (IRS Employer Identification No.)
 3025 Highland Parkway
Downers Grove, Illinois 60515
(Address of Principal Executive Offices)

(855) 377-0510
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Named Executive Officer.

On September 5, 2017, the Compensation Committee of the Board of Directors of InvenTrust Properties Corp. (the “Company”) approved, and on September 6, 2017, the Company entered into, a Separation and Consulting Agreement with Mr. David F. Collins (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Collins resigned his employment with the Company effective as of December 31, 2017 (the “separation date”). Until the separation date , Mr. Collins will continue to serve as Executive Vice President, Portfolio Management of the Company, subject and pursuant to the terms of his Amended and Restated Employment Agreement with the Company (the “Employment Agreement”).

Subject to Mr. Collins’ continued employment with the Company until the separation date, his timely execution and non-revocation of a general release of claims and his continued compliance with certain terms and conditions of the Separation Agreement, Mr. Collins will be entitled to receive (i) an amount equal to $1,181,925 payable over a period of 12 months following the separation date, (ii) a lump sum cash payment equal to $350,200 payable on the date that annual performance bonus awards are paid to other executives of the Company for fiscal year 2017, and (iii) continued health insurance coverage under COBRA at the Company’s expense for the period beginning on the separation date and ending up to 18 months following the separation date.

All unvested restricted stock units held by Mr. Collins on the separation date will be forfeited. In the event that Mr. Collins’ employment is terminated by the Company without cause or by him for good reason (each, as defined in the Employment Agreement) prior to the separation date, the restricted stock units that otherwise would have vested prior to the separation date will vest immediately prior to such termination of employment. In addition, in the event that a triggering event under the Company’s 2014 Share Unit Plan occurs on or prior to the separation date, any unvested share unit awards held by Mr. Collins under the share unit plan will vest as of the separation date. In the event that a triggering event has not occurred on or prior to the separation date, all unvested share unit awards held by Mr. Collins will be forfeited as of the separation date.

Following the separation date (and provided that Mr. Collins remains employed with the Company through the separation date), Mr. Collins will provide consulting services to the Company during the period commencing on January 1, 2018 and ending on June 30, 2018. The Separation Agreement provides that Mr. Collins will render an average of 10 hours of consulting services per week during the consulting period. The consulting services to be provided include sourcing the acquisition of retail properties by the Company, assisting in negotiations with major real estate tenants, advising the Company regarding financial performance, participating in the mentoring of the executive team and such other services as may be requested by the Company’s Chief Executive Officer or Chief Financial Officer. In exchange for such consulting services, the Company will pay Mr. Collins a consulting fee of $8,333.33 per month, as well as an additional $50,000 fee for each property sourced by Mr. Collins that the Company elects to purchase, with $25,000 payable within 10 days following the mutual execution of the related purchase and sale agreement, and $25,000 payable upon the closing of the acquisition. The consulting period may be terminated on or after March 31, 2018 by either the Company or Mr. Collins for any reason on at least 30 days advance written notice, and may be renewed or extended by mutual agreement of the Company and Mr. Collins. Prior to March 31, 2018, the consulting period may be terminated by mutual agreement between the Company and Mr. Collins.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the terms of the Separation Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation and Consulting Agreement, dated as of September 6, 2017, by and between David F. Collins and InvenTrust Properties Corp.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InvenTrust Properties Corp.

Date: September 7, 2017	By:	/s/ Thomas P. McGuinness
	Name:	Thomas P. McGuinness
	Title	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation and Consulting Agreement, dated as of September 6, 2017, by and between David F. Collins and InvenTrust Properties Corp.